Exhibit 99.1

October 21, 2011
Quarterly Report
Third Quarter 2011

We are pleased to report for the nine months ended September 30, 2011, earnings for your company were up 20.5% when compared to the earnings for the nine months ended September 30, 2010. We reported $4.46 million in profit on a year to date basis, compared to $3.70 million through September 30, 2010. For the quarter ended September 30, 2011 your company had net income of $1.77 million compared $1.57 million for the third quarter of 2010. This was a 12.7% increase. Year to date earnings per share on a fully diluted basis, increased from $1.35 per share in 2010 to $1.65 per share in 2011, which represents a 22.2% increase.

Total assets of Kentucky Bancshares, Inc. were $633.7 million at September 30, 2011, which represents a 4.9% decrease from the period ended September 30, 2010. A decline in Securities, Federal Funds Sold, and the slight decrease in loans contributed to that total. Deposits also declined 5.7%, as a result of a significant decline in higher cost certificates of deposit. However, we did experience an increase in Demand Deposits, Savings, and Interest Bearing Checking accounts. As a result of this successful strategy of managing our balance sheet, our core earnings have improved significantly. Our net interest income has increased from $14.9 million to $18.2 million, a 22.1% increase.

Loan demand is sporadic in nature. We have seen some increase in commercial borrowers looking for opportunities. However, that demand is inconsistent. On the consumer side, we have recently seen a significant increase in homeowners interested in refinancing mortgages. This has been spurred by the Federal Reserve?s recent actions in lowering longer term rates. However, the interest shown in home purchases is still minimal at this time.

The national economy is still running at a stalled speed. We are not necessarily in a recession but we are not recovering with much force. The Federal Reserve has indicated that it intends to keep rates purposefully low for the next two years in an effort to spur the economy. However, until employment recovers we may still see little or no growth. Kentucky?s revenues have seen some increase through September of 2011, which is an indication of some recovery but employment is still sluggish.

The stock of your company has recently had some positive movement. We have not only seen some recent increased activity in the level of trading, but the stock price in the third quarter has increased from a low of $16.00 per share to a high of $19.25 per share. With our current dividend payout, the yield on the stock in that trading range is in excess of 4.50%.

We are continuing our efforts to move market share in those areas where troubled banks continue to struggle. We are pursuing this strategy by calling on businesses and individuals, providing Premier Customer Service at every opportunity, and by ensuring we have the products available to our customers that will fit their needs.

We are approaching the end of the year and we will be doing everything possible so that we can accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                       9/30/2011          9/30/2010          Change
Assets
  Cash & Due From Banks                              $   14,677,443     $   18,115,061        -19.0%
  Securities                                            158,068,053        176,487,078        -10.4
  Loans Held for Sale                                       961,500            148,800        546.2
  Loans                                                 408,201,940        415,416,551         -1.7
  Reserve for Loan Losses                                 5,664,000          7,371,721        -23.2
    Net Loans                                           402,537,940        408,044,830         -1.3
  Federal Funds Sold                                        143,000          7,855,000        -98.2
  Other Assets                                           57,339,335         55,455,793          3.4
     Total Assets                                     $ 633,727,271      $ 666,106,562         -4.9%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                            $ 130,414,479      $ 112,889,900         15.5%
    Savings & Interest Checking                         170,598,268        158,127,111          7.9
    Certificates of Deposit                             207,064,303        267,837,125        -22.7
      Total Deposits                                    508,077,050        538,854,136         -5.7
  Repurchase Agreements                                   3,404,337          4,118,278        -17.3
  Other Borrowed Funds                                   49,013,166         53,102,552         -7.7
  Other Liabilities                                       5,127,415          5,341,603         -4.0
    Total Liabilities                                   565,621,968        601,416,569         -6.0
  Stockholders' Equity                                   68,105,303         64,689,993          5.3
    Total Liabilities & Stockholders? Equity          $ 633,727,271      $ 666,106,562         -4.9%



CONSOLIDATED INCOME STATEMENT
                                                 Nine Months Ending                   Three Months Ending
                                                                  Percentage                             Percentage
                                         9/30/2011     9/30/2010    Change     9/30/2011     9/30/2010     Change
Interest Income                        $ 22,604,734  $ 22,924,210    -1.4%   $ 7,465,534   $ 7,475,788      -0.1%
Interest Expense                          4,403,672     8,012,451   -45.0      1,300,470     2,565,150     -49.3
  Net Interest Income                    18,201,062    14,911,759    22.1      6,165,064     4,910,638      25.5
Loan Loss Provision                       1,900,000     1,950,000    -2.6        450,000       700,000     -35.7
  Net Interest Income After Provision    16,301,062    12,961,759    25.8      5,715,064     4,210,638      35.7
Other Income                              6,491,430     7,422,952   -12.5      2,390,438     3,306,232     -27.7
Other Expenses                           17,553,553    16,217,355     8.2      5,993,105     5,709,661       5.0
  Income Before Taxes                     5,238,939     4,167,356    25.7      2,112,397     1,807,209      16.9
Income Taxes                                781,633       467,301    67.3        338,283       232,673      45.4
  Net Income                           $  4,457,306  $  3,700,055    20.5    $ 1,774,114   $ 1,574,536      12.7
Net Change in Unrealized Gain (loss)
  on Securities                           4,711,313     1,679,934   180.4      1,609,627       788,651     104.1
  Comprehensive Income                 $  9,168,619  $  5,379,989    70.4%   $ 3,383,741   $ 2,363,187     43.2%

Selected Ratios
  Return on Average Assets                     0.91%         0.70%                  1.09%         0.91%
  Return on Average Equity                     9.3           7.9                   10.7          10.0

  Earnings Per Share                        $  1.65       $  1.35                $  0.67       $  0.57
  Earnings Per Share - assuming dilution       1.65          1.35                   0.67          0.57
  Cash Dividends Per Share                     0.66          0.63                   0.22          0.21
  Book Value Per Share                        25.02         23.59


  Market Price                         High        Low         Close
    Third Quarter '11                  $19.25      $16.00      $18.10
    Second Quarter '11                 $17.00      $15.83      $16.50